EXHIBIT 10.91

December 1, 2005

Mr. James R. Mellor
Chairman of the Board
USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817

Dear Jim:

As you are aware, on December 3, 2005, the two-month transition period under your existing employment arrangement will end and you will return to your prior role as non-executive Chairman of the Board. The purpose of this letter is to detail your compensation arrangements as Chairman. Before turning to compensation, however, we want to express our sincere appreciation for your leadership of USEC as Chief Executive Officer this year and for your valuable assistance in the transition.

It is anticipated that as Chairman of the Board you will spend an average of approximately twenty (20) hours per week on USEC matters, providing leadership to the Board of Directors, counsel to the CEO and other assistance with USEC’s policies, commercial practices, external affairs, and strategic planning. In recognition of the substantial amount of time and effort that you are expected to spend fulfilling the duties and responsibilities of Chairman of the Board, the following sets forth the details of your compensation arrangement, effective December 3, 2005:

•	Chairman’s Fee: You will receive an annual fee of $400,000, payable in 12 equal monthly installments.

•	Board of Directors Compensation: You will also be entitled to the annual compensation and meeting fees payable to all USEC non-employee directors. You will receive a pro-rated portion of the annual retainer, annual restricted stock grant, annual option grant and incentive stock award paid to directors in April 2005 for the current Board term ending in April 2006.

•	Other: You will be reimbursed for reasonable and necessary travel and living expenses incurred by you in the performance of your duties as Chairman of the Board.

Please note that as Chairman, you will no longer be an employee of USEC. Accordingly, all taxes applicable to the chairman’s fee as well as any other amounts paid by USEC to you will be your liability and USEC will not withhold or pay any amounts for federal, state or municipal income tax, social security, unemployment or worker’s compensation.

Please contact me if you have any questions regarding this letter. If you are in agreement with the terms of this arrangement set forth above, please so indicate by signing below.

Yours sincerely,

/s/ John R. Hall
John R. Hall
Chairman, Compensation Committee
USEC Inc. Board of Directors

I am in agreement with the terms set forth above.

/s/ James R. Mellor
James R. Mellor
Chairman of the Board
USEC Inc.